1821 East Dyer Road, Suite 225
Santa Ana, CA 92705

main 949.567.1600
fax 949.567.1655

www.xroadsllc.com

January 30, 2012

Mr. Kevin Harris

Interim Chief Executive Officer and Chief Financial Officer

CyberDefender Corporation

617 W. 7th Street, Suite 1000

Los Angeles, CA 90017

RE:	CyberDefender Corporation / XRoads Solutions Group, LLC

Dear Mr. Harris:

This letter agreement (the “Agreement”) sets forth the services to be provided by XRoads Solutions Group, LLC (“XRoads”) to CyberDefender Corporation (the “Company”) and the terms and conditions under which such services will be performed (the “Engagement”) including XRoads’ Business Terms and Conditions attached hereto. XRoads’ client in this matter shall be the Company. All references in this Agreement to XRoads shall include XRoads’ officers, employees and agents. If appropriate in connection with performing its services hereunder, XRoads may utilize the services of one or more of its affiliates, including XRoads Capital Partners, LLC, in which case the references herein to XRoads shall also include such affiliates.

1.	Scope of Services.

a. XRoads is engaged to serve as the Company’s restructuring advisor, to explore the Company’s options, including in connection with the Company’s possible efforts to reorganize or to sell its assets, whether under the Bankruptcy Code (as defined below) or otherwise. In its capacity as the Company’s restructuring advisor, XRoads will provide restructuring advisory services to the Company including, but not limited to:

i.	Reviewing and analyzing the business, operations, liquidity situation, assets and liabilities, financial condition and prospects of the Company;
ii.	Assisting the Company in connection with its efforts to prepare for the filing of petitions for relief under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended (the “Bankruptcy Code”) initiating the Company’s Chapter 11 Case;

CyberDefender Corporation January 30, 2012 Page 2 of 11

iii.	Assisting the Company, its counsel and other advisors (if any) in the preparation of the initial reporting package for the UST;
iv.	Assisting the Company, its counsel and other advisors (if any) in the preparation of Schedules of Assets and Liabilities, the Statement of Financial Affairs, and Monthly Operating Reports;
v.	Reviewing cash flows of the Company, historically and prospectively, and assisting with preparations of 13 week cash flow forecasts, debtor-in-possession (“DIP”) budgets and other applicable financial forecasts;
vi.	Assisting with the implementation of applicable financial reporting procedures arising from the commencement of the Company’s Chapter 11 Case;
vii.	Participating in and advising with respect to negotiations concerning the use of cash collateral and performing analyses in connection therewith and, if necessary and appropriate, identifying potential lenders to provide DIP financing to the Company, and assisting management with negotiating the terms thereof, and further assisting counsel in the preparation of such motions and pleadings as may be reasonably required;
viii.	Facilitating due diligence when and if performed by any official committee(s) appointed in the Company’s Chapter 11 Case, the Company’s lenders, and/or potential third-party investors or purchasers and interfacing with such parties and their advisors;
ix.	Evaluating the Company’s strategic alternatives, including but not limited to assisting with any Bankruptcy Code §363 sales of the Company’s assets or business(es) and facilitating due diligence reviews and distributions of information in connection therewith, and otherwise providing all assistance that may be reasonably required or necessary in such sale process ;
x.	Advising and assisting the Company with respect to the preparation of a plan of reorganization and related disclosure statement;
xi.	Assisting the Company in negotiations relating to financing matters;
xii.	Participating in hearings before the Bankruptcy Court including such testimony as may be reasonably required within the scope of our engagement and expertise; and
xiii.	Providing such other restructuring services as the Company and XRoads shall mutually agree.

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b. The scope of XRoads’ services may be expanded from time to time, provided that XRoads and the Company mutually agree in writing to any such expansion and any corresponding increase in fees.

2.	Compensation.

a.

a. Fixed Fee. XRoads shall be paid a total fixed fee of $400,000 for its services on this Engagement (“Fixed Fee”), which Fixed Fee shall be paid in the following manner and components:

i.	$50,000 shall paid to XRoads within two (2) business days of execution of this Agreement via wire transfer as provided for below, which amount shall be payment for up to 30 days of pre-petition work performed by XRoads (“Pre-petition Fee”). In the event XRoads pre-petition work extends beyond 30 days, the Company shall pay XRoads $50,000 per month, in advance, for such continuing pre-petition services;
ii.	Commencing with the filing of the Company’s Chapter 11 Case, the Company shall pay to XRoads monthly amounts of $50,000 in arrears for the duration of the Company’s Chapter 11 Case (“Monthly Advisory Fee”), up to a maximum amount of $350,000; and
iii.	Upon the earlier of substantial confirmation of a plan of reorganization in the Company’s Chapter 11 Case or a sale of all or substantially all of the Company’s assets, within five (5) days thereafter the Company shall pay to XRoads the sum of $400,000 less the Pre-petition Fee and Monthly Advisory Fees received by XRoads. For example and sake of clarity, assuming XRoads has received the $50,000 Pre-petition Fee and $250,000 in Monthly Advisory Fees immediately prior to a sale of all or substantially all of the Company’s assets, then the Company would pay XRoads $100,000 as the balance of the Fixed Fee ($400,000 - $300,000 = $100,000) within five (5) days after such sale of the Company’s assets.

b. Expenses. In addition to the Fixed Fee, the Company shall pay all expenses reasonably incurred by XRoads for services related to the Engagement (e.g., actual out of pocket expenses such as communications, travel, meals and living expenses incurred in connection with the Engagement) not to exceed $3,000 per month during this Engagement without the prior approval of the Company. The Company shall seek permission of the Bankruptcy Court for XRoads to be relieved of the requirement to file interim expense applications or a final expense application with the Bankruptcy Court to collect and receive XRoads’ expenses for this Engagement so long as such expenses are less than the pre-approved amount set forth in this Section 2.b. In the event XRoads’ expenses exceed the pre-approved amounts set forth above, XRoads shall seek payment of such excess expenses in accordance with the bankruptcy fee and expense application procedures applicable to the Company’s Chapter 11 Case.

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c. Wire Payments & Procedures. All payments required herein shall be paid by wire transfer as instructed by XRoads. XRoads shall submit periodic invoices for its fees and expenses, which shall adhere to the Bankruptcy Court’s local bankruptcy rules as well as any Court Order establishing procedures for interim compensation and reimbursement of professionals in the Company’s Chapter 11 Case.

d. Right to Terminate for Delayed Payment. Failure to promptly pay amounts due for services rendered hereunder or for reimbursement of expenses shall constitute justification for XRoads to terminate this Engagement.

3. Term of Engagement. This Engagement shall commence as of the execution of this Agreement and XRoads’ receipt of the Pre-Petition Fee. The Company may terminate this Engagement on thirty (30) days’ written notice. XRoads may withdraw for good cause without the Company’s consent. Good cause includes the Company’s breach of this Agreement (including the Company’s failure to pay any appropriate invoice or indemnity obligation when due), the Company’s failure or refusal to cooperate with XRoads, or any fact or circumstance that would render XRoads’ continuing representation unlawful or unethical. Upon the termination or expiration of this Engagement, XRoads shall have the right to inform the Company’s lenders and creditors that XRoads is no longer providing services to the Company. Neither termination of this Engagement nor completion of the Engagement contemplated hereby shall affect the Company’s obligations hereunder with respect to: (i) any fees, expenses or compensation to which XRoads is entitled as of the date of termination or completion, as the case may be; (ii) the balance of the Fixed Fee as provided for in Section 2.a.iii. above after such termination to the extent a plan of reorganization or a sale of all or substantially all of the Company’s assets is consummated within six (6) months of such date of termination; or (iii) the indemnification and contribution provisions set forth herein, all of which shall remain operative and in full force and effect notwithstanding termination of this Agreement or completion of this Engagement. The Company agrees to promptly retain XRoads as its restructuring advisor in the Company’s Chapter 11 Case pursuant to the terms hereof, and the Company agrees to apply to the Bankruptcy Court for the approval of such retention pursuant to sections 327(a) and 328(a) of the Bankruptcy Code. The Company understands and agrees that this means this Bankruptcy Court may alter the terms of this Agreement only if the terms and conditions of this Agreement prove to be improvident in light of developments not capable of being anticipated at the time of the fixing of such terms and conditions. Company shall supply XRoads with a draft of any application and proposed order authorizing XRoads’ retention sufficiently in advance of its filing to enable XRoads to review and approve any such application and proposed order prior to their filing.

4. Authority. The Company has all requisite power and authority to enter into this Agreement. The Company and XRoads have fully reviewed this Agreement, have consulted counsel regarding its terms, and have participated in the drafting of this Agreement such that it shall not be construed against any one party. This Agreement constitutes a legal, valid and binding agreement of all parties hereto, enforceable in accordance with its terms

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THE ADDITIONAL TERMS AND CONDITIONS ATTACHED TO THIS AGREEMENT ARE HEREBY MADE PART OF THIS AGREEMENT AS THOUGH FULLY SET FORTH HEREIN.

Please acknowledge your acceptance and approval by signing this letter in the space provided below and on the duplicate copy attached. Please return one fully executed original to the undersigned for our files.

XRoads looks forward to serving you in this important matter.

Very truly yours,
XRoads Solutions Group, LLC

Joseph R. D’Angelo
Principal

AGREED AND ACCEPTED
CyberDefender Corporation

By:		Date:
Kevin Harris
Its:	Interim Chief Executive Officer &
Chief Financial Officer

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XROADS BUSINESS TERMS AND CONDITIONS

1. Confidentiality. During the term of the Engagement and for a period of 12 months thereafter, XRoads shall keep secret and retain in strictest confidence, any and all confidential information relating to the Company or which XRoads shall obtain knowledge of by reason of the Engagement, including, without limitation, trade secrets, customer lists, financial plans or projections, pricing policies, marketing plans or strategies, business acquisition or divestiture plans, new personnel acquisition plans, technical processes and other research projects. XRoads shall not, except in connection with the performance of its duties hereunder, disclose any such information to anyone outside the Company, other than to XRoads’ legal counsel, as required by applicable law (provided prior written notice thereof is given by XRoads to the Company) or with the Company’s prior written consent, which shall not be unreasonably withheld or delayed. The obligations of XRoads in this paragraph shall not apply to information which is (i) known generally to the public; (ii) known to XRoads prior to the date of this Agreement; (iii) lawfully disclosed to XRoads by a third party; (iv) generally known in the industry in which the Company is engaged; or (v) required by law to be disclosed by XRoads, in which event XRoads shall provide the Company with prompt notice thereof

2. Electronic Communications. The Company acknowledges that in the course of this Engagement XRoads will communicate with the Company and others electronically.  The Company further acknowledges that although XRoads will use commercially reasonable procedures to check for the most commonly known viruses and to ensure accuracy of such information and communications, the electronic transmission of information cannot be guaranteed to be secure of error-free.  Furthermore, such information could be intercepted, corrupted, lost, destroyed, arrived late or incomplete or otherwise be adversely affected or unsafe to use.  Accordingly, the Company agrees that, to the extent XRoads utilizes such commercially reasonable procedures; XRoads shall have no liability to the Company with respect to any error or omission arising from or in connection with (i) the electronic communication of information to the Company or (ii) the Company’s reliance on such information.

3. Cooperation. The Company shall cooperate with XRoads in the performance of the services for this Engagement, including, without limitation, providing XRoads with reasonable facilities and timely access to data, information and personnel of the Company. The Company shall be responsible for the performance of its employees and agents for the accuracy and completeness of all data and information provided to XRoads hereunder. The Company acknowledges and agrees that XRoads performance is dependent upon the timely and effective satisfaction of the Company’s responsibilities hereunder and timely decisions and approvals of the Company in connection with the services of this Engagement. XRoads shall be entitled to rely on all decisions and approvals of the Company. XRoads shall rely on information disclosed or supplied to us by employees and representatives of the Company without audit or other detailed verification of its accuracy and validity. If at any time during the Engagement, the Company discovers that any of the Information is inaccurate in any material respect it will immediately notify XRoads.

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4. Work Performed. XRoads’ work for the Company will be performed on a “level-of-effort” basis; that is, the depth of our analyses and extent of our authentication of the information on which our advice to the Company will be predicated, may be limited in some respects due to the extent and sufficiency of available information, time constraints dictated by the circumstances of the Engagement, and other factors. Moreover, XRoads does not contemplate examining any such information in accordance with generally accepted auditing or attestation standards. Rather, it is understood that XRoads may rely on information disclosed or supplied to us by employees and representatives of the Company without audit or other detailed verification of its accuracy and validity.

5. Reports. XRoads will submit reports, at the request of the Company, summarizing our evaluations and analyses based on our work pursuant to this Agreement. Our reports will encompass only matters that come to our attention in the course of our work that we perceive to be significant in relation to the objective of our Engagement. However, because of the time and scope limitations implicit in our Engagement and the related limitations on the depth of our analyses and the extent of our verification of information, we may not discover all such matters or perceive their significance. Accordingly, we will be unable to and will not provide assurances in our reports concerning the integrity of the information used in our analyses and on which our findings and advice to the Company may be based. In addition, we have no obligation to and will not update our reports or extend our activities beyond the scope set forth herein unless the Company requests and we agree to do so.

6. Disclosures. XRoads has represented, and will in the future represent, many different clients with various business interests in numerous industries. These clients are often referred to XRoads by intermediaries such as lawyers, investment bankers, lenders and accountants (“Referral Sources”). In undertaking the Engagement on behalf of the Company, XRoads’ objective is to provide services to the best of its ability, but without precluding XRoads from representation of other clients or from accepting referrals from or making referrals to Referral Sources. Since XRoads wants the Company to be comfortable with the retention of XRoads, in light of other client and Referral Sources relationships XRoads has undertaken a reasonable review of in-house records to determine if XRoads’ has any past or current professional relationships with persons or entities identified by the Company, in writing, to XRoads. Currently, XRoads is not aware of any conflicts of interest or relationships that would preclude performance of the above work for the Company. For disclosure purposes, please be informed that O’Melveny & Myers LLP has in the past and continues to provide legal services to XRoads and/or certain officers or employees thereof on matters unrelated to the Company.

XRoads agrees to update the disclosure information from time to time if and when additional parties with an interest in or a relationship with the Company are identified by the Company, in writing, to XRoads

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7. Agreement Not to Employ. XRoads’ business is in part centered on its ability to identify and secure the services of talented personnel for its client companies. Absent an agreement with XRoads providing it fair compensation, XRoads would suffer serious economic harm were its client companies to hire directly or through other companies XRoads’ employees. The Company agrees that during the term of this Agreement and for twelve months thereafter it shall not, directly or indirectly, knowingly solicit, offer employment to or hire any employee of XRoads with whom the Company has had contact as a result of this Engagement. If Company and XRoads agree that Company may hire a XRoads’ employee or independent contractor, notwithstanding the prohibition in the immediately preceding sentence, and such hiring occurs within twelve months after the termination of the Engagement, Company shall pay XRoads an amount equal to the particular individual’s standard hourly rate at XRoads multiplied by an assumed annual billing of 2,000 hours as liquidated damages. Any such payment shall be made on the date the XRoads’ employee or independent contractor begins work for the Company. This paragraph shall not preclude the Company from making general employment solicitations not specifically aimed at XRoads’ employees.

8. Warranties and Indemnification. XRoads neither expresses nor implies any warranties of its work nor predicts results of the Engagement. XRoads has not offered any assurances that the efforts to resolve the financial, structural or management issues facing the Company can or will be successful. XRoads shall not be subject to any liability to the Company for any act or omission relating to, in connection with or arising out of services rendered hereunder, unless XRoads’ acts or omissions constitute willful malfeasance, gross negligence or the reckless disregard of XRoads’ obligations or duties hereunder. The Company agrees to indemnify, defend and hold harmless XRoads and its employees and contractors from and against any losses, claims, damages or liabilities (“Losses”) incurred by XRoads or its personnel, including reasonable attorneys’ fees and expenses and the costs of any investigations and the hiring of any accountant or other experts, relating to, in connection with or arising from the services rendered hereunder, whether or not resulting in any liability, unless such Losses resulted from XRoads’ willful malfeasance, gross negligence or the reckless disregard of its obligations or duties hereunder.

9. Legal Proceedings. If after the termination of the Engagement XRoads is requested and agrees or is required to participate in any manner in legal or administrative proceedings regarding the Company, compensation shall be paid to XRoads for time spent in preparation, travel, attendance at and work related thereto, all at XRoads’ then current hourly rates for the relevant personnel involved. XRoads shall be further entitled to such compensation in the event XRoads is required to participate in any manner in legal or administrative proceedings concerning the Company during the Engagement, if such participation requires work outside the scope of services to be performed under this Engagement. For individuals no longer employed by XRoads, at the time of such participation, payment shall be made to such individuals directly or to their employers, as applicable.

10. Proprietary Processes. XRoads’ proprietary processes used, prepared or assembled by XRoads during the Engagement, including XRoads’ proprietary methodology, know-how and computer models (“Proprietary Processes”) shall be the exclusive property of XRoads. Company shall not be entitled to the Proprietary Processes. Upon the conclusion of the Engagement, XRoads shall deliver to Company any data, reports, or runs assembled or prepared by XRoads for the Engagement specifically and for the benefit of Company. The data, reports and runs shall be the sole property of Company.

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11. Future Engagements. XRoads has offices throughout the United States. XRoads is or expects to be engaged by other clients from time to time and cannot assure that, following the Engagement, an engagement will not be accepted elsewhere for an interested party.

12. Independent Contractor. The Company acknowledges that XRoads is being retained as an independent contractor to the Company and no employment relationship, partnership, joint venture or other association shall be deemed created by this Agreement.

13. Notices. All notices or demands hereunder shall be in writing and shall be deemed to have been sufficiently given (i) upon personal delivery, (ii) the third business day following due deposit in the United States mail, postage prepaid, and sent certified mail, return receipt requested, correctly addressed, or (iii) when receipt is acknowledged if sent via facsimile transmission. Notices to you shall be sent to the address set forth on page one of this Engagement letter, proposal and/or statement of work to which these terms are attached (unless changed by either party upon notice to the other party). Notices to XRoads shall be sent to the address set forth below:

XRoads Solutions Group, LLC Attn: General Counsel 1821 East Dyer Road, Suite 225 Santa Ana, CA 92705 Fax: (949) 567-1702

14. Amounts Not Paid. All amounts not paid when due will bear interest at an annual rate of ten percent (10%) or the maximum rate allowed by law, whichever is less.

15. Entire Agreement. These Terms and Conditions and the engagement letter Agreement, proposal and/or statement of work to which these terms are attached, including any Exhibits, constitutes the entire agreement between XRoads and the Company with respect to this Engagement and supersede all other and oral and written representations, understandings or agreements relating to this Engagement, and may not be amended except by a written agreement signed by the parties. This Agreement may be amended, modified, supplemented or waived only by a written instrument signed by both parties. No waiver of a breach hereof shall be deemed to constitute a waiver of a future breach, whether of a similar or a dissimilar nature.

16. Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, such provision shall not affect the other provisions, but such unenforceable provision shall be deemed modified to the extent necessary to render it enforceable, preserving to the fullest extent permissible the intent of the parties set forth in this agreement.

17. Attorneys’ Fees. If any party hereto shall commence any action or other proceeding against the other arising out of, or relating to, this Agreement, the prevailing party shall be entitled to recover from the losing party, in addition to any other relief, its reasonable attorneys’ fees irrespective of whether or not the action or proceeding is prosecuted to judgment.

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 18. Agreement to Mediate/Arbitrate:

Mediation. The parties shall mediate all disputes and claims between them arising out of or related to the Engagement or any resulting transaction (a “Dispute”) before resorting to arbitration. Selection of a mediator shall occur within ten days of a demand for mediation. If the parties cannot agree on the selection of a mediator within ten days, either or both party shall request the JAMS mediators and arbitrators to appoint one for them within fifteen days. The mediation shall take place within ten days of the date of the selection or appointment of the mediator and shall take place in Orange County, California. Mediation fees, if any, shall be divided equally among the parties involved and prepaid. If any party commences an arbitration based on a Dispute without first attempting to resolve the matter through mediation or initiates an unauthorized court action, then that party shall be required to pay the other party's attorneys’ fees, expert costs and other expenses in connection with the arbitration or unauthorized court action. The parties agree that any Dispute which is not settled through mediation shall be decided by neutral, binding arbitration and not by court action, except as provided by law for judicial review and enforcement of arbitration proceedings and awards and as provided in subsection c. below.

Arbitration. The arbitration shall be conducted in accordance with JAMS Expedited Procedures for arbitration (unless the parties agree in writing to use JAMS Commercial Arbitration Rules) and shall be conducted in Orange County, California. The parties have no right to discovery and the arbitrator(s) shall have no power to allow discovery unless the parties agree in writing to modify this limitation. Except as provided above, each party shall be responsible for its own attorneys’ fees and costs. The arbitrator shall apply California law as the applicable state law governing the Dispute, without reference to choice of law principles, applying California rules of evidence as applicable in a court of law. The award of the arbitrator shall be final and binding upon the parties without right of appeal or judicial review. Application may be had by any party to any court of general jurisdiction for entry and enforcement of judgment based on said award. Such judgment shall be binding, final and non-appealable. The arbitrator shall have the authority to grant to the prevailing party such party’s reasonable attorneys’ fees and costs to be paid by the non-prevailing party.

b. Provisional Remedies. Notwithstanding the above, either party may, without waiving any remedy under this Agreement, seek from any court having jurisdiction, any interim or provisional relief available under applicable law that is necessary to protect the rights, property or remedies of that party, pending the outcome of the mediation and/or arbitration, including but not limited to, applications for injunctive relief, writs of attachment or possession.

19. Use of Name. Subject to the provisions concerning confidentiality set forth above, the Company agrees that XRoads shall have the right to use the Company’s name and logo in a description of the services provided by XRoads under the Agreement.

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20. Applicable Law; Headings. This Agreement shall be governed in accordance with the laws of the State of California, without giving effect to the principles of conflicts of laws. XRoads acknowledges this Agreement and its compensation hereunder are subject to the jurisdiction of a United States Bankruptcy Court if and to the extent that the Company files for relief under the Bankruptcy Code. Notwithstanding the foregoing, XRoads acknowledges that nothing in this Agreement constitutes a commitment by the Company to file for protection under the Bankruptcy Code. The paragraph headings herein are for informational purposes only.

end of document